Rule 424(b)(3)
                                 Registration Statement 333-33204



                      PROSPECTUS SUPPLEMENT

                       DATED MARCH 4, 2003

                               TO

               PROSPECTUS DATED SEPTEMBER 12, 2000

             _______________________________________


                  ALPHA HOSPITALITY CORPORATION

             _______________________________________

     This   Prospectus  Supplement,  dated  March  4,  2003  (the
"Supplement"),   supplements  that   certain   Prospectus   dated
September 12, 2000 (the "Prospectus") and should be read in conjunction with such Prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

                   REDUCTION OF EXERCISE PRICE

     On July 31, 2000, we issued non-transferable warrants to purchase shares of our common stock, $.01 par value per share, to Societe Generale. Each warrant entitles Societe Generale to purchase one share of our common stock at an exercise price of $24.00 per share (as adjusted to reflect the reverse 1-for-10 stock split effected by us on June 27, 2001).

     On March 4, 2003, our Board of Directors agreed to reduce the exercise price of the warrants from $24.00 to $.01 per share, effective as of February 28, 2003. All other terms regarding the warrants, including the expiration date of the warrants, remain the same. The Board of Directors makes no recommendation whether to exercise the warrants.

     All provisions of the Prospectus not specifically amended by this Supplement remain in full force and effect.

     Please insert this Supplement into your Prospectus and retain both this Supplement and the Prospectus for future reference. If you would like to receive a copy of the Prospectus please write to Alpha Hospitality Corporation's Corporate Secretary at 707 Skokie Boulevard, Suite 600, Northbrook, IL 60062 or call (847) 418-3804.